Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2013 Results

and Business Highlights

•	Record revenue for fiscal year 2013 – up 56 percent year-over-year

•	Bridgeport fuel cell park on schedule and producing power

•	59 megawatt South Korean fuel cell park completed on schedule and operating

•	Delivered first German-manufactured fuel cell power plant

DANBURY, CT – December 16, 2013 – FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its fourth quarter and fiscal year ended October 31, 2013 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the fourth quarter of 2013 of $55.2 million compared to $35.4 million for the fourth quarter of 2012.

Product sales for the fourth quarter of 2013 totaled $36.2 million, comprising $23.4 million of power plant revenue and fuel cell kit sales, and $12.8 million of power plant component sales and installation services, including installation services for the Bridgeport fuel cell park. For the comparable prior year period, product sales totaled $29.1 million, including $24.0 million of power plant revenues and fuel cell kit sales and $5.1 million of power plant component sales and installation services.

Service and license revenues for the fourth quarter of 2013 totaled $15.4 million compared to $4.8 million for the comparable prior year period. During the fourth quarter of 2013, the Company entered into a previously announced revised Master Service Agreement with POSCO Energy, its South Korean partner, whereby POSCO assumes more responsibility for servicing installations in Asia that utilize power plants manufactured by POSCO Energy. FCE will perform engineering and support services for each unit in the installed fleet and receive quarterly fees as well as a royalty on each scheduled fuel cell module exchange built by POSCO Energy and installed at any plant in Asia. Costs incurred under the Master Service Agreement during the fourth quarter of fiscal year 2013 of $10.1 million resulted in associated revenue recognized of $10.2 million. Such costs primarily related to the provision of fuel cell stacks to POSCO upon execution of the agreement to service the installations under the ongoing service contract. Quarterly service revenue in 2014 is forecasted to be in a range of $4.0 million to $6.0 million with quarterly fluctuations impacted by the timing of scheduled fuel cell module exchanges. Customer acceptance of the Bridgeport fuel cell park during the first quarter of fiscal 2014 is expected to trigger the start of the associated $69 million 15 year service contract, which would contribute to a quarterly increase in service revenues in fiscal year 2014.

Advanced technologies contract revenue was $3.6 million for the fourth quarter of 2013 compared to $1.6 million for the fourth quarter of 2012. The increase is primarily a result of solid oxide fuel cell commercialization programs, particularly the unmanned aerial program with Boeing, which has been included in the Company’s financial results subsequent to the December 2012 acquisition of Versa Power Systems.

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 2

Backlog totaled $355.4 million at October 31, 2013 compared to $318.9 million at October 31, 2012.

•	Product sales backlog was $170.1 million at October 31, 2013 compared to $228.2 million at October 31, 2012. Product backlog in megawatts (MW) totaled 107.3 MW at October 31, 2013 compared to 150.7 MW at October 31, 2012.

•	Service backlog was $166.8 million at October 31, 2013 compared to $78.5 million at October 31, 2012. The service contract for the Bridgeport fuel cell park project accounted for a significant portion of the year-over-year growth.

•	Advanced technologies contracts backlog was $18.5 million at October 31, 2013 compared to $12.2 million at October 31, 2012.

The fourth quarter 2013 gross profit of $2.6 million generated a 4.7 percent gross margin compared to a gross profit of $0.9 million in the fourth quarter of 2012 and a gross margin of 2.5 percent. The margin impact of the previously referenced revised master service agreement with POSCO Energy and higher aftermarket costs negatively impacted the gross margin in the quarter.

Loss from operations for the fourth quarter of 2013 was $7.0 million compared to $8.4 million for the fourth quarter of 2012. Administrative and selling expenses decreased year-over-year as the prior year period included business development expenses that were non-recurring in the current year period. Research and development expenses increased year-over-year resulting from initiatives to continue to reduce the cost profile of large scale multi-megawatt installations through consolidating certain aspects of the balance of plant functions.

Net loss attributable to common shareholders for the fourth quarter of 2013 totaled $10.5 million, or $0.06 per basic and diluted share, or excluding the non-cash fair value adjustment of $1.1 million required on the embedded derivatives in the convertible notes, the adjusted net loss attributable to common shareholders totaled $9.4 million or $0.05 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $12.1 million or $0.07 per basic and diluted share or $8.1 million and $0.05 per basic and diluted share on an adjusted basis.

Fiscal Year 2013

For the twelve months ended October 31, 2013, the Company reported revenue of $187.7 million compared to $120.6 million for the prior year period, an increase of 56 percent. Product sales were $145.1 million compared to $95.0 million for the prior year period. Service agreement and license revenues were $28.1 million compared to $18.1 million for the prior year period. Advanced technologies contract revenues totaled $14.4 million, compared to $7.5 million for the prior year period.

For the twelve months ended October 31, 2013, gross profit was $7.1 million compared to a gross profit of $0.4 million for the twelve months ended October 31, 2012. The gross margin for fiscal year 2013 was 3.8 percent.

Loss from operations for the twelve months ended October 31, 2013 was $29.8 million, compared to $32.1 million for the twelve months ended October 31, 2012. The year-over-year change in operating expenses includes increased business development expenditures for the North American and European markets and the consolidation of Versa Power Systems after its acquisition by the Company, all of which contribute to future growth opportunities. As a percentage of total revenues, total operating expenses decreased from 27.0 percent for the twelve months ended October 31, 2012 to 19.7 percent for the twelve months ended October 31, 2013 reflecting the leverage of existing sales and services infrastructure that supports higher revenue levels.

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 3

Net loss attributable to common shareholders for the twelve months ended October 31, 2013 was $37.6 million or $0.20 per basic and diluted share, or excluding the non-cash fair value adjustment required on the embedded derivatives in the convertible notes, the adjusted net loss attributable to common shareholders totaled $36.2 million or $0.19 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $38.7 million or $0.23 per basic and diluted share or $34.6 million and $0.21 per basic and diluted share on an adjusted basis.

Cash and cash equivalents and restricted cash

Cash and cash equivalents and restricted cash totaled $77.7 million at October 31, 2013. Net cash use for the fourth quarter of 2013 was $13.7 million, including an $8.8 million increase in accounts receivable. Accounts receivable includes $20.4 million related to the Bridgeport fuel cell park project, with collection expected during the first quarter of fiscal year 2014. Capital spending was $2.5 million and depreciation expense was $1.1 million for the fourth quarter of 2013.

Business Highlights and Strategy Execution

Market Update

“The size of our pipeline in both North America and Europe continues to increase, but more importantly we have made significant progress towards closure on a number of multi-megawatt projects in the pipeline,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We evaluate our production levels weekly, coordinating closely with our order closure expectations and the need to be able to execute on multi-plant projects quickly, as we proved we can do by meeting the production and installation schedule for the 15 megawatt Bridgeport fuel cell park project.”

Multiple utilities in four U.S. states have recently issued over one gigawatt of renewable power requests for proposals (RFP’s) that all include fuel cells. The Company is actively bidding these solicitations. Utility-scale adoption is accelerating in South Korea with recent announcements by partner POSCO Energy including a 20 megawatt project and a 40 megawatt project. These recent actions in North America and Asia illustrate both the market potential as well as the growing awareness of the value of clean distributed generation. In addition, the Company is actively pursuing and developing opportunities through its business partners.

“Based upon strong 2013 project development activity and regulatory approvals, we anticipate closing over 30 megawatts of new orders in North America in the first half of 2014. These, combined with our backlog from POSCO and service commitments, will consume all of our anticipated production in fiscal year 2014,” continued Mr. Bottone.

Operations update

“We began 2013 with North American production levels at an annual run-rate of 56 megawatts, smoothly increased the production rate to 70 megawatts during the year, and expanded total capacity by about 11 percent through process improvements to 100 megawatts annually,” said Tony Rauseo, Chief Operating Officer, FuelCell Energy, Inc. “We are prepared to increase production levels further as demand supports.”

The Company maintained an annual production run-rate at the Torrington, Connecticut production facility of approximately 70 megawatts during the fourth quarter of 2013, producing 17.5 MW of cell components for fuel cell kits and fuel cell power plants.

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 4

The construction of the Bridgeport fuel cell park is on schedule and is currently undergoing final commissioning. All five fuel cell plants are producing power and power production from the organic rankine cycle turbine is expected within days. Final acceptance is expected by the end of December 2013, as scheduled. The associated service contract, valued at approximately $69 million over the 15 year project life, begins at customer acceptance.

All 21 DFC3000® power plants are installed at the Gyeonggi Green Energy fuel cell park in Hwasung City, South Korea. The project is on schedule and delivering power to the electric grid and steam to a district heating system. POSCO Energy constructed the fuel cell park in only twelve months demonstrating the ability to add a significant level of renewable power near where the power is used in a very short period of time. The facility is a global showcase for distributed baseload electric grid support from ultra-clean fuel cell power plants and a model for other regions of the world.

The first German built fuel cell power plant was completed by FuelCell Energy Solutions, GmbH (FCES) and delivered to the future Federal Ministry of Education and Research office complex in Berlin, Germany during the fourth quarter. FCES is managing the installation of the power plant and commissioning is expected in mid-2014 once construction of the office complex nears completion. FCES is the sales, manufacturing and service business for the European Served Area for FuelCell Energy, Inc.

Advanced Technology update

The Company continues working towards commercialization of its solid oxide fuel cell (SOFC) technology and distributed hydrogen generation capabilities, utilizing global partners to build critical mass and to develop technology platforms suitable for markets around the world. During the fourth quarter of 2013, the Company entered into the following:

•	$6.4 million agreement with the U.S. Department of Energy (DOE) to demonstrate a sub-megawatt SOFC plant configured for combined heat & power (CHP) output that is connected to the electric grid.

•	A multi-phase two year agreement to supply a demonstration solid-state electrochemical hydrogen separation (EHS) unit to a global chemical company for high efficiency separation of hydrogen from natural gas. Under the first phase, valued at approximately $1.1 million, the Company will deliver a remotely monitored CE-compliant EHS system. Successful completion of the first phase is expected to lead to subsequent funding to increase the size and scale of the system for the targeted industrial market. The technology provides a unique way to separate hydrogen from clean natural gas or renewable biogas in a process with relatively low energy consumption and without the need for pressurization or moving parts, leading to lower operating costs than current hydrogen separation technologies. Cost effective distributed hydrogen generation has attractive market potential.

•	The build phase of a DOE supported project to convert renewable biogas from agricultural waste into power utilizing a FuelCell Energy manufactured SOFC power plant at a dairy farm in California. The Sacramento Municipal Utility District (SMUD) will facilitate the installation and operation of the SOFC power system.

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 5

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than two billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

See us on YouTube

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 17, 2013 to discuss the fourth quarter and full year 2013 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on December 20, 2013:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 17928256

Contact:	FuelCell Energy, Inc.
Kurt Goddard, Vice President Investor Relations
203-830-7494 ir@fce.com

# # # #

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$67,696	$46,879
Restricted cash and cash equivalents – short-term	5,053	5,335
License fee receivable	—	10,000
Accounts receivable, net	49,116	25,984
Inventories, net	56,185	47,701
Other current assets	11,279	4,727

Total current assets	189,329	140,626
Restricted cash and cash equivalents – long-term	4,950	5,300
Property, plant and equipment, net	24,225	23,258
Goodwill	4,075	—
Intangible assets	9,592	—
Investment in and loans to affiliate	—	6,115
Other assets, net	5,465	16,186

Total assets	$237,636	$191,485

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,931	$5,161
Accounts payable	24,535	12,254
Accounts payable due to affiliate	—	203
Accrued liabilities	21,912	20,265
Deferred revenue	51,857	45,939
Preferred stock obligation of subsidiary	1,028	1,075

Total current liabilities	106,263	84,897
Long-term deferred revenue	18,763	15,533
Long-term preferred stock obligation of subsidiary	13,270	13,095
Long-term debt and other liabilities	52,675	3,975

Total liabilities	190,971	117,500

Redeemable preferred stock (liquidation preference of $64,020 at October 31, 2013 and October 31, 2012)	59,857	59,857
Total (Deficit) Equity:
Shareholders’ (deficit) equity
Common stock ($.0001 par value; 275,000,000 shares authorized; 196,310,402 and 185,856,123 shares issued and outstanding at October 31, 2013 and October 31, 2012, respectively)	20	18
Additional paid-in capital	758,656	751,256
Accumulated deficit	(771,189)	(736,831)
Accumulated other comprehensive income	101	66
Treasury stock, Common, at cost (5,679 shares at October 31, 2013 and October 31, 2012)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ (deficit) equity	(12,412)	14,509
Noncontrolling interest in subsidiaries	(780)	(381)

Total (deficit) equity	(13,192)	14,128

Total liabilities and (deficit) equity	$237,636	$191,485

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2013	2012
Revenues:
Product sales	$36,190	$29,068
Service agreements and license revenues	15,358	4,785
Advanced technologies contract revenues	3,609	1,567

Total revenues	55,157	35,420

Costs of revenues:
Cost of product sales	33,039	29,944
Cost of service agreements and license revenues	15,867	2,915
Cost of advanced technologies contract revenues	3,654	1,683

Total cost of revenues	52,560	34,542

Gross profit	2,597	878
Operating expenses:
Administrative and selling expenses	5,147	5,874
Research and development expenses	4,402	3,422

Total operating expenses	9,549	9,296

Loss from operations	(6,952)	(8,418)
Interest expense	(1,755)	(555)
Loss from equity investment	—	(91)
License fee and royalty income	—	341
Impairment of equity investment	—	(3,602)
Other income (expense), net	(941)	806

Loss before provision for income taxes	(9,648)	(11,519)
Provision for income taxes	(349)	—

Net loss	(9,997)	(11,519)
Net loss attributable to noncontrolling interest	297	181

Net loss attributable to FuelCell Energy, Inc.	(9,700)	(11,338)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(10,500)	$(12,138)

Loss per share basic and diluted
Basic	$(0.06)	$(0.07)
Diluted	$(0.06)	$(0.07)
Weighted average shares outstanding
Basic	187,918,612	185,905,702
Diluted	187,918,612	185,905,702

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Twelve Months Ended October 31,
	2013	2012
Revenues:
Product sales	$145,071	$94,950
Service agreements and license revenues	28,141	18,183
Advanced technologies contract revenues	14,446	7,470

Total revenues	187,658	120,603

Costs of revenues:
Cost of product sales	136,989	93,876
Cost of service agreements and license revenues	29,683	19,045
Cost of research and development contracts	13,864	7,237

Total cost of revenues	180,536	120,158

Gross profit	7,122	445
Operating expenses:
Administrative and selling expenses	21,218	18,220
Research and development expenses	15,717	14,354

Total operating expenses	36,935	32,574

Loss from operations	(29,813)	(32,129)
Interest expense	(3,973)	(2,304)
Income (loss) from equity investment	46	(645)
License fee and royalty income	—	1,599
Impairment of equity investment	—	(3,602)
Other income (expense), net	(1,208)	1,244

Loss before provision for income taxes	(34,948)	(35,837)
Provision for income taxes	(371)	(69)

Net loss	(35,319)	(35,906)
Net loss attributable to noncontrolling interest	961	411

Net loss attributable to FuelCell Energy, Inc.	(34,358)	(35,495)
Preferred stock dividends	(3,200)	(3,201)

Net loss to common shareholders	$(37,558)	$(38,696)

Net loss per share to common shareholders
Basic	$(0.20)	$(0.23)
Diluted	$(0.20)	$(0.23)
Weighted average shares outstanding
Basic	186,525,001	165,471,261
Diluted	186,525,001	165,471,261

FUELCELL ENERGY FOURTH QUARTER 2013 RESULTS	PAGE 9

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2013				2012
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales	$33,039	$—		$33,039	$29,944	$(462	)(3)	$29,482
Gross profit	$2,597	$—		$2,597	$878	$462		$1,340
Loss from operations	$(6,952)	$—		$(6,952)	$(8,418)	$462		$(7,956)
Loss before provision for income taxes	$(9,648)	$1,091	(1)	$(8,557)	$(11,519)	$4,064	(2)(3)	$(7,455)
Net loss	$(9,997)	$1,091		$(8,906)	$(11,519)	$4,064		$(7,455)
Net loss to common shareholders	$(10,500)	$1,091		$(9,409)	$(12,138)	$4,064		$(8,074)
Net loss per share to common shareholders
Basic	$(0.06)	$0.01		$(0.05)	$(0.07)	$0.02		$(0.05)
Diluted	$(0.06)	$0.01		$(0.05)	$(0.07)	$0.02		$(0.05)

	Twelve Months Ended October 31,
	2013				2012
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales	$136,989	$—		$136,989	$93,876	$(462	)(3)	$93,414
Gross profit	$7,122	$—		$7,122	$445	$462		$907
Loss from operations	$(29,813)	$—		$(29,813)	$(32,129)	$462		$(31,667)
Loss before provision for income taxes	$(34,948)	$1,383	(1)	$(33,565)	$(35,837)	$4,064	(2)(3)	$(31,773)
Net loss	$(35,319)	$1,383		$(33,936)	$(35,906)	$4,064		$(31,842)
Net loss to common shareholders	$(37,558)	$1,383		$(36,175)	$(38,696)	$4,064		$(34,632)
Net loss per share to common shareholders
Basic	$(0.20)	$0.01		$(0.19)	$(0.23)	$0.02		$(0.21)
Diluted	$(0.20)	$0.01		$(0.19)	$(0.23)	$0.02		$(0.21)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Twelve Months Ended October 31, 2013 and 2012

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Adjustment for the three and twelve months ended October 31, 2013 for the impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.

(2) Adjustment for the three and twelve months ended October 31, 2012 represents a non-recurring impairment of the equity investment in Versa Power Systems.

(3) In the second quarter of 2011, the Company committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. The estimate for the repair and upgrade program was revised in the fourth quarter of 2012 to adjust for the cost of modules which were expected to be deployed as field replacements when needed. This resulted in a charge to cost of goods sold in the fourth quarter of 2012 of $0.5 million.